EXHIBIT 99

FOR IMMEDIATE RELEASE

               EMPIRE OF CAROLINA ANNOUNCES AGREEMENT WITH LENDERS

          Delray Beach, FL, February 5, 1997 -- Empire of Carolina, Inc. (AMEX:
EMP) announced today that it has finalized an agreement with its lenders to amend the terms of its existing senior credit agreement.

          Steve Geller, Chairman and Chief Executive Officer, commented, "We are pleased to announce this revised agreement with our lenders. This modification agreement, combined with the continued support of our vendors and customers, enables us to ender the New York Toy Fair with renewed confidence and enthusiasm."

          This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

          Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. It's Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.



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